Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234758
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	15,525,000	$22.50	$349,312,500	$45,340.76
(1)	Includes 2,025,000 shares of common stock that may be purchased by the underwriter pursuant to its option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) and made in accordance with Rule 456(b) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated November 18, 2019)
13,500,000 Shares

Performance Food Group Company
Common Stock

We are offering 13,500,000 shares of our common stock (or an aggregate of 15,525,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFGC.” The last reported sale price of our common stock on the NYSE on April 14, 2020 was $25.93 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.
	Public offering price	Underwriting discounts and commissions(1)	Proceeds, before expenses to us
Per share	$22.50	$0.73125	$21.76875
Total	$303,750,000	$9,871,875	$293,878,125
(1)	See “Underwriting” for additional disclosure regarding the underwriting discount and estimated offering expenses.
We have granted the underwriters a 30-day option from the date of this prospectus supplement, exercisable in whole or in part from time to time, to purchase up to an additional 2,025,000 shares of our common stock at the initial public offering price less the underwriting discount.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about April 20, 2020 through the book-entry facilities of The Depository Trust Company.
Lead Book-Running Manager
Credit Suisse
Joint Book-Running Managers
Barclays	BMO Capital Markets	Rabo Securities	Wells Fargo Securities
The date of this prospectus supplement is April 16, 2020

Prospectus Supplement
Prospectus
S-i

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and cannot provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, dated November 18, 2019, including the documents incorporated by reference therein, which gives more general information. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement), the statement in the document having the later date modifies or supersedes the earlier statement.
Terms capitalized but not defined in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.
S-ii

MARKET AND INDUSTRY DATA
Market data and industry statistics and forecasts used throughout this prospectus supplement or incorporated by reference herein are based on the good faith estimates of management, which in turn are based upon management’s reviews of independent industry publications, reports by market research firms, and other independent and publicly available sources. All references to our industry share refer to our net sales as compared to aggregate revenues for the U.S. foodservice distribution industry.
Although we are not aware of any misstatements regarding the industry data that we present in this prospectus supplement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference in this prospectus supplement, as well as our subsequent filings with the SEC also incorporated by reference herein.
TRADEMARKS AND TRADENAMES
This prospectus supplement, including the documents incorporated by reference herein, contains some of our trademarks, trade names, and service marks, including the following: West Creek, Silver Source, Braveheart 100% Black Angus, Empire’s Treasure, Brilliance, Heritage Ovens, Village Garden, Guest House, Piancone, Luigi’s, Ultimo, Corazo, Assoluti, Peak Fresh Produce, Roma, First Mark, Nature’s Best Dairy and Liberty. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights, or (iv) a registered trademark or application for registration which we have been licensed by a third party to use.
Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This prospectus supplement contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this prospectus supplement are, to our knowledge, the property of their respective owners.
S-iii

NON-GAAP FINANCIAL MEASURES
EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”).
Management measures operating performance based on our EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization. EBITDA is not defined under GAAP and is not a measure of operating income, operating performance, or liquidity presented in accordance with GAAP and is subject to important limitations. Our definition of EBITDA may not be the same as similarly titled measures used by other companies.
We believe that the presentation of EBITDA enhances an investor’s understanding of our performance. We use this measure to evaluate the performance of our segments and for business planning purposes. We present EBITDA in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement, and such information is not meant to replace or supersede GAAP measures.
In addition, our management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under our credit agreement, the indenture governing the 5.500% Senior Notes due 2024 (the “2024 Senior Notes”) and the indenture governing the 5.500% Senior Notes due 2027 (the “2027 Senior Notes”) (other than certain pro forma adjustments permitted under our credit agreement and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our credit agreement and indentures, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments, and making restricted payments, is tied to ratios based on Adjusted EBITDA (as defined in our credit agreement and our indentures). Our definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies.
Adjusted EBITDA is not defined under GAAP, and is subject to important limitations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties, including our lenders and noteholders, in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:
•	presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP;
•	a quantitative reconciliation of the differences between the non-GAAP financial measure and the most comparable financial measure or measures calculated and presented in accordance with GAAP;
•	a statement disclosing the reasons why the registrant’s management believes that presentation of the non-GAAP financial measure provides useful information to investors; and
•	a statement disclosing the additional purposes, if any, for which the registrant’s management uses the non-GAAP financial measure.
S-iv

These rules prohibit, among other things:
•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner from non-GAAP liquidity measures;
•
adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and

•	presentation of non-GAAP financial measures on the face of any financial statement prepared in accordance with GAAP or pro forma financial information.
The non-GAAP financial measures presented or incorporated by reference in this prospectus supplement may not comply with these rules and may be changed in or excluded from our future filings with the SEC. For definitions of EBITDA and Adjusted EBITDA and a reconciliation to net income, see “Summary—Summary Historical Consolidated and Pro Forma As Adjusted Financial Data.”
S-v

BASIS OF PRESENTATION
As used in this prospectus supplement, unless otherwise noted or the context otherwise requires, (i) references to the “Company,” “Issuer,” “we,” “our,” or “us” refer to Performance Food Group Company and its consolidated subsidiaries; (ii) references to “PFG” refer to Performance Food Group, Inc. exclusive of its subsidiaries; (iii) references to the “Reinhart Acquisition” refer to the acquisition of Reinhart Foodservice, L.L.C., referred to herein as “Reinhart,” by the Company that closed on December 30, 2019; (iv) references to the “underwriters” are to the firms listed on the cover page of this prospectus supplement; and (v) when information is presented on a “pro forma as adjusted basis,” it is giving effect to the adjustments set forth under “Unaudited Pro Forma Combined Financial Data of the Company and Reinhart” in Exhibit 99.4 to our Current Report on Form 8-K, filed with the SEC on September 16, 2019 and the receipt of the net proceeds from this offering, in each case as if they had taken place on December 28, 2019.
Unless otherwise indicated or the context otherwise requires, financial data of the Company in this prospectus supplement reflects the consolidated business and operations of Performance Food Group Company and its consolidated subsidiaries.
References to “fiscal 2020” are to the 52 week period ending June 27, 2020, references to “fiscal 2019” are to the 52-week period ending June 29, 2019, references to “fiscal 2018” are to the 52-week period ended June 30, 2018 and references to “fiscal 2017” are to the 52-week period ended July 1, 2017.
S-vi

SUMMARY
This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere or incorporated by reference in this prospectus supplement, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus supplement and the documents incorporated by reference herein, including the information presented under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, our Quarterly Reports on Form 10-Q, and the consolidated financial statements and the notes thereto, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of certain factors such as those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” When making an investment decision, you should also read the discussion under “Basis of Presentation” above for the definition of certain terms used in this prospectus supplement and other matters described or incorporated by reference in this prospectus supplement
Our Company
Following the completion of the Reinhart Acquisition, we market and distribute over 200,000 food and related products to customers across the United States from over 100 distribution facilities to over 200,000 customer locations in the “food-away-from-home” industry. We offer our customers a broad assortment of products including our proprietary-branded products, nationally-branded products, and products bearing our customers’ brands. Our product assortment ranges from “center-of-the-plate” items (such as beef, pork, poultry, and seafood), frozen foods, and groceries to candy, snacks, beverages, cigarettes, and other tobacco products. We also sell disposables, cleaning and kitchen supplies, and related products used by our customers. In addition to the products we offer to our customers, we provide value-added services by allowing our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.
The Company has two reportable segments: Foodservice and Vistar. Our Foodservice segment distributes a broad line of national brands, customer brands, and our proprietary-branded food and food-related products, or “Performance Brands.” Foodservice sells to independent and multi-unit “Chain” restaurants and other institutions such as schools, healthcare facilities, and business and industry locations. Our Chain customers are multi-unit restaurants with five or more locations and include some of the most recognizable family and casual dining restaurant chains. Our Vistar segment specializes in distributing candy, snacks, beverages, cigarettes, other tobacco products and other items nationally to vending distributors, office coffee service distributors, big box retailers, theaters, convenience stores, and other channels. We believe that there are substantial synergies across our segments. Cross-segment synergies include procurement, operational best practices such as the use of new productivity technologies, and supply chain and network optimization, as well as shared corporate functions such as accounting, treasury, tax, legal, information systems, and human resources.
For a description of our business, financial condition, results of operations and other important information, we refer you to the information presented under the section title “Recent Developments” below and to our filings with the SEC incorporated by reference in this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Recent Developments
COVID-19
The unprecedented impact of the novel strain of the coronavirus (COVID-19) identified in late 2019 has grown throughout the world, including in the United States, and governmental authorities have implemented numerous measures attempting to contain and mitigate the effects of the virus, including travel bans and restrictions, quarantines, shelter in place orders, shutdowns and social distancing requirements. These measures have adversely affected and may further adversely affect the Company’s workforce and operations and the operations of its customers and suppliers. We and our distribution centers have experienced instances of reduced operations, including reduced operating hours, and in markets where governments have imposed restrictions on travel outside of the home, or where customers are practicing social distancing, many of our customers, including restaurants, schools, hotels, movie theaters, and business and industry locations, have reduced or discontinued operations, which has and is expected to continue to adversely affect demand in the foodservice industry, including demand for our products and services. As a result of these uncertainties, we have withdrawn our full year 2020 outlook that was previously disclosed.
We have taken several actions to support the customers and communities we serve, to engage our workforce in new ways and to manage our cost base. Given the reduced or discontinued operations of many of our customers, especially restaurant customers, and the adverse impact on our total sales, we are focusing on expanding our customer base by building out our distribution capabilities to grocery locations and supporting our existing restaurant customer base. As part of these efforts, we have signed agreements with 23 new retail partners to-date, signed a new business agreement with restaurant chains to service over 400 locations in the Northeast, expanded our grocery distribution to approximately 480 new grocery locations, and commenced other initiatives designed to assist our customers in the transition to higher volumes in take-out and delivery and provide guidance in the areas of employee management and business strategy, including resources to facilitate securing small business loans. We have also actively taken steps to protect the health of our workforce, our customers and community, including by entering into new partnerships to support on-line ordering for our customers through several third-party delivery operators, providing online access to free safety training courses, and continuing and expanding our partnerships with local foodbanks to address the growing food insecurity across the country. We also believe opportunities will arise for further share gains in core and adjacent categories.
In addition, we have focused and are continuing to focus on financial measures to enhance our liquidity profile, as we believe the reduced or discontinued operations of many of our customers will continue to adversely affect demand for our products and services, which will have a negative impact on our financial results for the quarter ended March 28, 2020 and is expected to have a material negative impact on our financial results for an inherently uncertain period of time. Actions we have taken with the goal of maintaining financial liquidity and flexibility have included halting non-essential capital expenditure activities, managing costs, suspending our share repurchase program, furloughing or eliminating approximately 3,000 positions across our organization and loaning over 1,100 associates to grocery retail partners to help maintain food supply, as well as deferring 25% of our senior management’s base compensation and 25% of the cash fees to our directors for the period commencing April 6, 2020 through December 31, 2020. Given the uncertainties associated with the severity and duration of the outbreak, we have also drawn $400 million under our ABL Facility and, in addition to this offering, are considering several debt financing alternatives, including entry into a short-term debt facility, and continue to work with our banking partners and potential financing sources to explore opportunities to raise additional funds and further strengthen our liquidity. Such financings may be in the form of secured or unsecured loans or issuances of debt securities, and there can be no assurance as to the timing, amount or mix of financing alternatives, or whether we will obtain financing on terms favorable to us, or at all.
We continue to evaluate measures to lessen the adverse impact of COVID-19 on our operations and support our customers and partners. However, there is no certainty that such measures, or measures that we have already taken, will be successful in mitigating the numerous operational, health and financial risks posed by the virus and it may be necessary to further modify our business practices in the future, which could have a further material and adverse impact on our results of operations and financial condition. For further information, see “Risk Factors—Risks Related to Our Business—The recent novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations.”
Estimated Third Quarter 2020 Financial Results
The following presents selected preliminary unaudited financial results as of, and for, the three months ended March 28, 2020. Our consolidated financial statements as of, and for, the three months ended March 28, 2020, are not yet available. The following information reflects our preliminary estimates based on currently available information. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because our financial closing procedures for the three months ended March 28, 2020, are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates within the ranges described below. We expect to complete our closing procedures with respect to the quarter ended March 28, 2020 after the completion of this offering. The estimates were prepared by our management, based upon a number of assumptions, in connection with preparation of our financial statements and completion of our preliminary review for the quarter ended March 28, 2020. Additional items that would require material adjustments to the preliminary financial information may yet be identified. In addition, our estimated ranges of net loss and

Adjusted EBITDA for the three months ended March 28, 2020 exclude the impact of certain income and expense items which have not been fully reviewed by management and are subject to further adjustments, some of which may be material.
The following also presents selected preliminary estimated unaudited financial results on a weekly basis based on information available to us at this time. We do not prepare financial results on a weekly basis and weekly financial information may be subject to substantial adjustments and modifications on review and preparation of our quarterly financial statements. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. These estimates and non-GAAP measures, including Adjusted EBITDA, should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. GAAP. In addition, the preliminary results are not necessarily indicative of the results that may be reported for the remainder of fiscal 2020 or any future periods. Our independent registered public accounting firm has not conducted a review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates. In addition, results for the three months ended March 30, 2019 are not presented on a pro forma as adjusted basis giving effect to the Reinhart Acquisition and the related financing transactions.
For the three months ended March 28, 2020, we expect to report net sales in the range of $6,990 million to $7,000 million, as compared to $4,689 million for the three months ended March 30, 2019, net loss in the range of $39 million to $47 million, as compared to net income of $32.3 million for the three months ended March 30, 2019 and Adjusted EBITDA in the range of $120 million to $130 million, as compared to $106.1 million for the three months ended March 30, 2019. Although we believe that our business was largely performing in line with guidance through mid-March, we experienced a reduction of approximately 50% in net sales over the last two weeks of our third quarter relative to the same period in the prior year (on a pro forma basis giving effect to the Reinhart and Eby-Brown acquisitions as if they had taken place on January 1, 2019). This trend has continued into April and we expect reduced sales will continue into our fourth quarter and beyond and as the pandemic continues. The expected decrease in our net sales, net income and Adjusted EBITDA compared to the prior periods is primarily due to a decrease in customer demand for our products and industry demand as a result of the measures being taken to reduce the spread of COVID-19, partially offset by relative resilience in the convenience store channel. We expect that the increased proportion of sales from Vistar will lead to contracted margins due to the lesser margins from this business line relative to our other business lines. Additionally, as of March 28, 2020, we estimate that we had cash of approximately $372 million and an aggregate principal amount of debt outstanding of $3,427 million, which includes $1,809 million of borrowings under our ABL Facility (with an estimated $849 million of availability remaining under our ABL Facility as of March 28, 2020). We also estimate that we had $1.8 billion in inventory, $1.3 billion in accounts receivable and $1.4 billion in accounts payable as of March 28, 2020.
As we adjust our inventory levels, including our increased inventory resulting from the Reinhart Acquisition, to meet new demand levels, reduced cash expenditures are expected to support overall liquidity. We anticipate continuing to reduce cash expenditures on inventory in the fourth quarter based on recent sales levels and expected trends. If revenue and cash flow trends (including our ability to realize on accounts receivable) from the last two weeks of March persist in the fourth quarter, we believe we will be well-positioned to manage anticipated ongoing constraints on the operational environment given our current liquidity position. We expect the near-term cash flow benefit from reducing our inventory levels to be reversed to the extent increased sales lead us to increase our working capital. The additional capital from this offering, our balance sheet and potential borrowings under our ABL Facility or other debt financing alternatives should provide us with incremental flexibility to invest in such increases in working capital and to potentially take advantage of near-term competitive market dynamics and grow our market share.

Non-GAAP Financial Presentation
We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income. Adjusted EBITDA excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, impairment charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. As noted, this reconciliation is to preliminary net income and management has not completed its review of these items; therefore, actual results could differ significantly. The following table reconciles the mid-point of the preliminary Adjusted EBITDA range of $120 million to $130 million to the midpoint of the preliminary net loss range of $39 million to $47 million for the three months ended March 28, 2020:
Three Months Ended March 28, 2020
(In millions)
Net loss	$(43)
Interest expense	35
Income tax benefit	(21)
Depreciation, amortization of intangible assets and other non-cash items(1)	103
Acquisition, integration and reorganization(2)	37
Productivity initiatives and other adjustment items(3)	14
Adjusted EBITDA	$125
(1)
Other non-cash items includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation expense was $5.2 million for the third quarter of fiscal 2020.

(2)	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement.

See “Summary—Summary Historical Consolidated and Pro Forma As Adjusted Financial Data” and footnote (1) thereto as well as “Non-GAAP Financial Measures” for our definition of Adjusted EBITDA and a discussion of non-GAAP financial measures.
Reinhart Acquisition
On December 30, 2019, we completed the acquisition of Reinhart from Reyes Holdings, L.L.C. in a transaction valued at $2.0 billion (or approximately $1.7 billion net of an estimated tax benefit to the Company of approximately $265 million). We believe the Reinhart Acquisition positions us as one of the largest distributors in the United States, expands our geographic reach and overall scale, and further enhances our strategic position given our complementary customer-centric operating models. The $2.0 billion purchase price was financed with $466.5 million of borrowings under the ABL Facility, net proceeds of $1,033.7 million from the 2027 Senior Notes, and net proceeds of $491.0 million from an offering of shares of the Company’s common stock.
Corporate History and Information
The Issuer was formed under the laws of the state of Delaware on September 23, 2002. Our principal executive office is located at 12500 West Creek Parkway, Richmond VA 23238. Our main telephone number is 804-484-7700. We completed our initial public offering (“IPO”) in October 2015, and our common stock is listed on the NYSE under the symbol “PFGC.” We maintain a website at www.pfgc.com. The information contained on our websites or that can be accessed through our websites neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

THE OFFERING
Issuer
Performance Food Group Company
Shares of common stock offered
13,500,000 shares, or 15,525,000 shares if the underwriters exercise in full their option to purchase additional shares.
Common stock to be Outstanding After this Offering
130,456,053 shares, or 132,481,053 shares if the underwriters exercise in full their option to purchase additional shares.
Use of proceeds
We expect to receive net proceeds from the offering of approximately $293.6 million (or approximately $337.7 million in the event the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us.
We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”
Risk factors
See “Risk Factors” beginning on page S-9 and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.
We did not pay any dividends in fiscal 2017, fiscal 2018 or fiscal 2019. See “Dividend Policy” included in this prospectus supplement for a description of the restrictions on our ability to pay dividends.
NYSE ticker symbol
“PFGC.”
Transfer Agent and Registrar
Computershare

Summary Historical Consolidated and Pro Forma As Adjusted Financial Data
The following tables set forth our summary historical consolidated and pro forma as adjusted financial data for the periods and as of the dates indicated. We derived the summary consolidated statement of operations data, the summary balance sheet data and the summary consolidated statement of cash flows data for the six months ended December 28, 2019 and December 29, 2018 from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. We derived the summary consolidated statement of operations data and the summary consolidated statement of cash flows data for the fiscal years ended June 29, 2019, June 30, 2018 and July 1, 2017 and the summary consolidated balance sheet data as of June 29, 2019 and June 30, 2018 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results expected for any future period.
The unaudited pro forma as adjusted combined statement of operations for the fiscal year ended June 29, 2019 combines the historical consolidated statements of operations of the Company and Reinhart, giving effect to the Reinhart Acquisition and the related financing transactions as if they each had occurred on July 1, 2018. The unaudited pro forma as adjusted combined statement of operations for the fiscal year ended June 29, 2019 does not include any synergy contribution from the Reinhart Acquisition.
The summary historical consolidated and pro forma as adjusted financial data set forth below should be read in conjunction with “Capitalization,” in addition to the financial statements and the notes thereto incorporated by reference into this prospectus supplement.
	Pro Forma As Adjusted	Historical			Historical
	For the fiscal year ended				For the six months ended
	June 29, 2019	June 29, 2019	June 30, 2018	July 1, 2017	December 28, 2019	December 29, 2018
	(dollars in millions, except per share data)				(dollars in millions, except per share data)
Statement of Operations Data:
Net sales	$25,930.1	$19,743.5	$17,619.9	$16,761.8	$12,311.6	$9,155.4
Cost of goods sold	22,570.0	17,230.5	15,327.1	14,637.0	10,889.0	7,947.2
Gross profit	3,360.1	2,513.0	2,292.8	2,124.8	1,422.6	1,208.2
Operating expenses	3,042.4	2,229.7	2,039.3	1,913.8	1,278.6	1,084.6
Operating profit	317.7	283.3	253.5	211.0	144.0	123.6
Interest expense	145.8	65.4	60.4	54.9	43.7	31.6
Other, net	(0.2)	(0.4)	(0.5)	(1.6)	(0.2)	0.5
Other expense, net	145.6	65.0	59.9	53.3	43.5	32.1
Income before taxes	172.1	218.3	193.6	157.7	100.5	91.5
Income tax (benefit) expense	19.7	51.5	(5.1)	61.4	23.2	20.2
Net income	$152.4	$166.8	$198.7	$96.3	$77.3	$71.3
Weighted-average common shares outstanding:
Basic	113.3	103.8	102.0	100.2	104.2	103.7
Diluted	114.7	105.2	104.6	103.0	106.2	105.0
Earnings per common share:
Basic	$1.35	$1.61	$1.95	$0.96	$0.74	$0.69
Diluted	$1.33	$1.59	$1.90	$0.93	$0.73	$0.68
Other Financial Data:
EBITDA(1)	$603.3	$438.7	$384.1	$338.7	$230.7	$195.7
Adjusted EBITDA(1)	640.3	475.5	426.7	390.7	270.6	212.4
Capital expenditures	205.8	139.1	140.1	140.2	49.0	60.1
Summary Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities		$317.4	$367.0	$201.7	$157.8	$70.0
Investing activities		(349.4)	(209.4)	(332.0)	(48.5)	(116.4)
Financing activities		39.6	(160.8)	127.5	967.2	46.7

	Historical
	As of
	December 28, 2019	June 29, 2019	June 30, 2018	July 1, 2017
	(dollars in millions)
Balance Sheet Data:
Cash	$12.7	$14.7	$7.5	$8.1
Total assets	6,111.1	4,653.5	4,000.9	3,804.1
Total debt	2,377.5	1,350.1	1,184.2	1,297.6
Total shareholders' equity	1,378.5	1,298.2	1,135.3	925.5
(1)
Management measures operating performance based on our EBITDA, defined as net income before interest expense, interest income, income taxes and depreciation and amortization. EBITDA is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP and is subject to important limitations. Our definition of EBITDA may not be the same as similarly titled measures used by other companies.

We believe that the presentation of EBITDA enhances an investor's understanding of our performance. We use this measure to evaluate the performance of our segments and for business planning purposes. We present EBITDA in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement, and such information is not meant to replace or supersede GAAP measures.

In addition, our management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under our credit agreement and the indentures governing the 2024 Senior Notes and the 2027 Senior Notes (other than certain pro forma adjustments permitted under our credit agreement and our indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our credit agreement and the applicable indentures, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and our indentures). Our definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies.

Adjusted EBITDA is not defined under GAAP and is subject to important limitations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management's performance for purposes of determining their compensation under our incentive plans.

We believe that the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net income. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Pro Forma As Adjusted	Historical			Historical
	For the fiscal year ended				For the six months ended
	June 29, 2019	June 29, 2019	June 30, 2018	July 1, 2017	December 28, 2019	December 29, 2018
	(dollars in millions)				(dollars in millions)
Net income	$152.4	$166.8	$198.7	$96.3	$77.3	$71.3
Interest expense	145.8	65.4	60.4	54.9	43.7	31.6
Income tax (benefit) expense	19.7	51.5	(5.1)	61.4	23.2	20.2
Depreciation and amortization of intangible assets	285.4	155.0	130.1	126.1	86.5	72.6
EBITDA	603.3	438.7	384.1	338.7	230.7	195.7
Non-cash items(i)	19.2	19.8	23.2	18.8	12.7	9.6
Acquisition, integration and reorganization(ii)	10.4	11.8	5.0	17.3	23.8	4.0
Productivity initiatives and other adjustment items(iii)	7.4	5.2	14.4	15.9	3.4	3.1
Adjusted EBITDA	$640.3(iv)	$475.5	$426.7	$390.7	$270.6	$212.4
(i)
Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, changes in the last-in, first-out (“LIFO”) reserves and gain/loss on disposal of assets. Stock-based compensation expense was $4.4 million and $4.2 million for the second quarter of fiscal 2020 and fiscal 2019, respectively, and $8.8 million and $8.0 million in the first six months of fiscal 2020 and fiscal 2019, respectively. In addition, this includes increases in the last-in-first-out (“LIFO”) reserve of $1.1 million and $0.7 million for the second quarter of fiscal 2020 and fiscal 2019, respectively, and increases in the LIFO reserve of $3.7 million and $1.6 million for the first six months of fiscal 2020 and fiscal 2019, respectively. Stock-based compensation cost was $15.7 million, $21.6 million and $17.3 million for fiscal 2019, fiscal 2018 and fiscal 2017, respectively.

(ii)	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees and offering fees.
(iii)	Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement for the first six months of fiscal 2020. Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement for fiscal 2019, fiscal 2017 and fiscal 2017. Fiscal 2018 includes $8.0 million of development costs related to certain productivity initiatives the Company is no longer pursuing.
(iv)
Reflects impact of $(0.6) million of non-cash items, $0.6 million of acquisition, integration and reorganization costs and $2.2 million of productivity initiatives attributable to Reinhart for the twelve-month period ended June 30, 2019.

RISK FACTORS
An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, which are incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.
Risks Related to Our Business
The recent novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations.
The recent novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations. In late 2019, a novel strain of coronavirus, COVID-19, was first detected. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19, including travel bans and restrictions, quarantines, shelter in place orders, shutdowns and social distancing requirements. These measures have adversely affected workforces, suppliers, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets. In addition, there is significant uncertainty regarding such measures and potential future measures, and restrictions on our access to our distribution centers or on our workforce, or similar limitations for our suppliers, could limit customer demand and/or our capacity to meet customer demand and have a material adverse effect on our financial condition, results of operations and liquidity profile. As a result of COVID-19, we and our distribution centers have experienced instances of reduced operations, including reduced operating hours, and in markets where governments have imposed restrictions on travel outside of the home, or where customers are practicing social distancing, many of our customers, including restaurants, schools, hotels, movie theaters, and business and industry locations, have reduced or discontinued operations, which has and is expected to continue to adversely affect demand in the foodservice industry, including demand for our products and services. These events have had, and are expected to continue to have, an adverse impact on numerous aspects of our business, financial condition and results of operations including, but not limited to, our growth, product costs, supply chain disruptions, labor shortages, logistics constraints, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally.
While we are unable to predict the impact that COVID-19 will have on our operations going forward due to uncertainties including the severity and duration of the outbreak and governmental and social responses and additional actions that may be taken by governmental authorities, we currently expect our total sales for the fourth quarter ending June 27, 2020, to be significantly and adversely impacted. The continued spread of COVID-19 and further implementation of governmental and social responses could further cause disruption in our supply chain, cause delay, or limit the ability of, customers to continue to operate and perform, including in making timely payments to us or at all, result in labor or food shortages, result in impairment charges or cause other unpredictable events, any of which could materially and adversely impact our operations.
Although we have reduced cash expenditures on inventory in response to reduced demand, any near-term liquidity benefit of doing so may be offset to the extent our customers are unable or unwilling to settle accounts receivable with us on a timely basis or at all. Deterioration in the quality of our accounts receivable (including delinquency or remaining outstanding beyond a certain number of days and insolvency or cessation of business at the debtor) may also negatively affect our ability to borrow under our ABL Facility, which is limited by a borrowing base calculation that incorporates the value of eligible accounts receivable. In addition, to the extent our sales volumes increase we expect to incur incremental costs to increase our working capital to meet demand.
To the extent the COVID-19 pandemic continues to adversely affect our business, results of operation and financial condition, it may also have the effect of heightening many of the other risks described herein and in our Annual Report on Form 10-K for the year ended June 29, 2019, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness and may have an adverse effect on the price of our common stock. We may pursue alternatives to further increase our liquidity, including additional debt or equity financings, which may increase our interest expense, result in additional dilution, subject us to additional operating restrictions or negatively affect the price of our common stock.
The unaudited pro forma as adjusted combined financial information in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined Company from the Reinhart Acquisition.
The unaudited pro forma as adjusted combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined Company's actual financial position or results of operations would have been had the Reinhart Acquisition been completed on the dates indicated. Further, the combined Company's actual results and financial position may differ materially and adversely from the unaudited pro forma as adjusted combined financial data that is included in this prospectus supplement. These estimates may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma as adjusted combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. See “Summary—Summary Historical Consolidated and Pro Forma As Adjusted Financial Data” for more information.
We may be unable to successfully integrate Reinhart’s business with our business and realize the anticipated benefits of the Reinhart Acquisition.
The success of the previously completed Reinhart Acquisition will depend, in part, on our ability to successfully combine Reinhart, which previously operated as an independent company, with our business and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. Such integration has been, and will continue to be, impacted by the COVID-19 pandemic. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of our common stock may be harmed.
The Reinhart Acquisition involves the integration of Reinhart with our existing business, which is a complex, costly and time-consuming process. We had not previously completed a transaction comparable in size or scope to the Reinhart Acquisition. The continued integration of Reinhart into our business may result in material challenges, including, without limitation:
•	the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the devotion of management’s attention to the integration of the Reinhart business;
•	managing a larger company;
•	maintaining employee morale and attracting and motivating and retaining management personnel and other key employees;
•	the possibility of faulty assumptions underlying expectations regarding the integration process;
•	retaining existing business and operational relationships and attracting new business and operational relationships;
•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;
•	coordinating geographically separate organizations;
•	unanticipated issues in integrating information technology, communications and other systems;
•	unanticipated changes in federal or state laws or regulations; and
•	unforeseen expenses associated with the Reinhart Acquisition, including delays to the integration of the Reinhart business as a result of the COVID-19 pandemic.

Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.
Risks Related to this Offering and Ownership of Our Common Stock
Our stock price may change significantly following the offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.
The trading price of our common stock is likely to continue to be volatile. The stock market routinely experiences periods of large or extreme volatility, and has recently experienced such volatility as a result of the COVID-19 pandemic. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the offering price due to a number of factors such as those listed in the documents we incorporate by reference under “Risk Factors” and the following:
•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from those of our competitors;
•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	declines in the market prices of stocks generally, particularly those of foodservice distribution companies;
•	strategic actions by us or our competitors;
•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;
•	changes in general economic or market conditions or trends in our industry or markets;
•	changes in business or regulatory conditions;
•	future sales of our common stock or other securities;
•	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation;
•	guidance, if any, that we provide to the public, any withdrawal of or changes in this guidance, or our failure to meet this guidance;
•	the development and sustainability of an active trading market for our stock;
•	changes in accounting principles;
•	occurrences of extreme or inclement weather; and
•	other events or factors, including those resulting from natural disasters, pandemics (including the recent outbreak of COVID-19), war, acts of terrorism, or responses to these events.
These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.
If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.
The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.
After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
As of April 13, 2020, we had a total of 116,956,053 shares of common stock outstanding, which included 1,140,038 shares of restricted stock. All shares sold in this offering will be freely tradable without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than our “affiliates”(as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates, whose shares may be sold only in compliance with the limitations described herein.
In connection with this offering, we, our directors and our executive officers have each agreed, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. See “Underwriting” for a description of these lock-up agreements.
Upon the expiration of the lock-up agreements described above, shares held by our directors, officers, employees and other stockholders will be eligible for resale, subject to volume, manner of sale, and other limitations under Rule 144.
As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.
A total of 1,808,084 shares are issuable upon the exercise of options, 49,927 shares are issuable pursuant to restricted stock units and 5,547,532 shares are reserved for future issuance under the 2015 Omnibus Incentive Plan. These shares will become eligible for sale in the public market once those shares are issued, subject to various vesting agreements, lock-up agreements and Rule 144, as applicable. In addition, there are 1,140,038 shares of restricted stock outstanding.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
These provisions provide for, among other things:
•	a classified Board of Directors with staggered three-year terms;
•	the ability of our Board of Directors to issue one or more series of preferred stock;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	certain limitations on convening special stockholder meetings;
•	the removal of directors only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors; and
•	that certain provisions may be amended only by the affirmative vote of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors.
•
These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or stockholder of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware (commonly referred to as the DGCL) or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against the Company or any director, officer or stockholder of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and requirements pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We expect that these requirements will continue to cause significant legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are also required to make a formal assessment and provide an annual management report on the effectiveness of our internal control over financial reporting, which must be attested to by our independent registered public accounting firm. In order to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, resources, including accounting-related costs and management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to maintain or develop effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. If we identify any significant deficiencies or material weaknesses in the future, or encounter problems or delays in the implementation of internal controls over financial reporting, we may be unable to conclude that our internal control over financial reporting is effective.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains and/or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position, our business outlook, business trends and other information are forward-looking statements. When used in, or incorporated by reference in, this prospectus supplement, words such as “estimates,” “expects,” “contemplates,” “will,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus supplement. Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties and factors:
•	the impact of COVID-19 on the global markets, the restaurant industry and our business specifically is currently unknown;
•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting;
•	the possibility that the expected synergies and value creation from the Reinhart Acquisition will not be realized or will not be realized within the expected time period; and
•	the risk that, as a result of the recent Reinhart Acquisition, the combined company may not be able to effectively manage its expanded operations.
For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein, as well as our subsequent filings with the SEC also incorporated by reference herein.
There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed in, or incorporated by reference in, this prospectus supplement . You should evaluate all forward-looking statements made in, or incorporated by reference in, this prospectus supplement in the context of these risks and uncertainties.
We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements apply only as of the date they were made and are expressly qualified in their entirety by the cautionary statements relating thereto and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS
We expect that the net proceeds of this offering will be approximately $293.6 million (or approximately $337.7 million in the event the underwriters exercise in full their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and other estimated expenses of this offering payable by us.
We intend to use the net proceeds of this offering for working capital and other general corporate purposes.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 28, 2019:
•	on an actual basis; and
•
on a pro forma as adjusted basis to give effect to this offering, the Reinhart Acquisition and the related financing transactions as if they had been consummated on December 28, 2019. You should read this table in conjunction with the information contained in “Use of Proceeds” as well as our consolidated financial statements and the notes thereto, incorporated in this prospectus supplement by reference.

Pro forma as adjusted cash and amount outstanding under our ABL Facility do not give effect to $400.0 in borrowings under our ABL Facility in March 2020. For further information on our liquidity and excess availability under our ABL Facility as at March 28, 2020, see “Summary — Recent Developments — Estimated Third Quarter 2020 Financial Results.”
	As of December 28, 2019
	Actual	Pro Forma As Adjusted
	(In millions)
Cash	$12.7	$306.6
Debt:
ABL Facility(1)	$786.4	$1,252.9
2024 Senior Notes(2)	350.0	350.0
2027 Senior Notes(2)	1,060.0	1,060.0
Finance lease obligations (current and non-current)	189.1	189.1
Total debt(3)	2,377.5	2,844.0
Total shareholders’ equity(4)	1,378.5	2,163.4
Total capitalization(4)	$3,756.0	$5,007.4
(1)
As of December 28, 2019, on an a pro forma as adjusted basis, we would have had $95 million in letters of credit outstanding under our Fourth Amended and Restated Credit Agreement, dated December 30, 2019 (the “ABL Facility”) and the actual excess availability would have been $1,295.2 million, net of lenders’ reserves of $40.3 million, subject to compliance with customary borrowing conditions.

(2)	Does not reflect $8.0 million of original issue discount and deferred financing costs.
(3)	Net of original discount and deferred financing fees of $8.0 million, actual.
(4)
Total shareholders’ equity and Total capitalization give effect to preliminary purchase price accounting. This purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth herein.

DIVIDEND POLICY
We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.
We did not pay any dividends in fiscal 2017, fiscal 2018 or fiscal 2019.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of U.S. federal income tax considerations generally applicable to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock sold pursuant to this offering. Except where noted, this summary deals only with common stock that is held as a capital asset (generally, property held for investment purposes).
A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or any other arrangement treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•	a citizen or an individual resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed or subject to differing interpretation, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxation, such as the Medicare contribution tax on net investment income, and does not deal with the alternative minimum tax or any state, local or non-U.S. taxes or any other U.S. federal tax (e.g., estate or gift tax) considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to a holder subject to special treatment under the U.S. federal income tax laws (including, but not limited to, a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, tax-exempt organization (including a private foundation), broker-dealer or trader in securities or currencies, financial institution, insurance company, tax-qualified retirement plan, person that holds common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, person whose functional currency is not the U.S. dollar, or partnership or other pass-through entity for U.S. federal income tax purposes, or a partner or beneficial owner therein). We cannot assure you that a change in law will not alter significantly the U.S. federal income tax considerations that we describe in this summary.
If an entity or arrangement treated as a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your tax advisors concerning the particular U.S. federal income and other tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Distributions
Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital and will be applied against and reduce a non-U.S. holder’s adjusted tax basis in the common stock, but not below zero. Any remaining excess will be treated as capital gain subject to the rules discussed under “—Gain on Disposition of Common Stock.”
Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided that the applicable withholding agent has received the proper certification as to the application of that treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the

United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder maintained in the United States) are generally not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends generally are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by corporate non-U.S. holders may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, generally will be required to provide a valid and properly completed Internal Revenue Service (“IRS”) Form W-8 or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to us or our paying agent, and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. If the non-U.S. holder holds our common stock through certain foreign intermediaries, the holder will be required to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.
A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Taxable Disposition of Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income or withholding tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder maintained in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the disposition at the same regular graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is treated as a corporation for U.S. federal income tax purposes, it may be subject to the additional branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.
An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition (or at such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreements for the exchange of information.

A non-U.S. holder may be subject to U.S. federal backup withholding on dividends paid on our common stock or the gross proceeds of a sale, exchange or other taxable disposition of our common stock paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on our common stock held by or through certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless (1) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide, on an annual basis, to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity certifies to the withholding agent that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules or, if required under an intergovernmental agreement between the United States and an applicable foreign country, reports the information in clause (1) to its local tax authority, which will exchange such information with the U.S. authorities. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING
Credit Suisse Securities (USA) LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters named below have agreed, severally and not jointly, to purchase the number of shares set forth opposite such underwriter’s name below.
Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	8,100,000
Barclays Capital Inc.	1,350,000
BMO Capital Markets Inc.	1,350,000
Rabo Securities USA, Inc.	1,350,000
Wells Fargo Securities	1,350,000
Total	13,500,000
The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 2,025,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each underwriter will be obligated, severally and not jointly, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
We have agreed to indemnify the underwriters and certain of their controlling persons, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that they may be required to make in respect of those liabilities.
The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement. The underwriters may allow a discount of $0.43875 per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.
The following table summarizes the compensation and estimated expenses we will pay:
	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us	$0.73125	$0.73125	$9,871,875	$11,352,656.2
We estimate that our out of pocket expenses for this offering will be approximately $250,000.00.
We have agreed to reimburse the underwriters for expenses of up to $10,000 related to clearance of this offering with FINRA.
We have agreed, subject to certain exceptions, that we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement.
Our officers and directors have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement.
The shares of common stock are listed on the NYSE under the symbol “PFGC.” In connection with the offering the underwriters may engage in stabilizing transactions, transactions pursuant to the option to purchase additional shares, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•
The option to purchase additional shares involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.
Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.
Short Positions
In connection with this offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.
Other Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
Certain of the underwriters, or their affiliates, are lenders under the ABL Facility and have and will receive customary compensation in connection therewith. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the securities offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales of shares made outside of the United States may be made by affiliates of the underwriters.
Selling Restrictions
Notice to Investors in the European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no offer of shares have been or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of notes may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
A.	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss

Financial Services Act (FinSA) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer of our common stock shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:
(i)
the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorised services provider or financial institution, acting as agent in the capacity of an authorised portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or

(ii)	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.
This document does not, nor is it intended to, constitute an “offer to the public”(as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”)) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
A South African resident person or company or any non-South African company which is a subsidiary of a South African company is not permitted to acquire the shares of common stock unless such person has obtained exchange control approval to do so.
Notice to Prospective Investors in Australia
No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or Corporations Act) in relation to the shares of common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia: (a) you confirm and warrant that you are either: (i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act; (ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or (iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and (b) you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of the shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.
Notice to Prospective Investors in Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in or into Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,
Securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products”(as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the Dubai International Financial Centre
Each underwriter has represented and agreed that it has not offered and will not offer the shares to any person in the DIFC unless such offer is:
(a)	an “Exempt Offer” in accordance with the Markets Rules (MKT Module) of the Dubai Financial Services Authority (the “DFSA”) rulebook; and
(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business Module of the DFSA rulebook.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries as of June 29, 2019 and June 30, 2018, and for the fiscal years ended June 29, 2019, June 30, 2018, and July 1, 2017, included or incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference.
The combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings, L.L.C. and Lone Oak Realty LLC) as of and for the years ended December 31, 2018 and 2017, incorporated in this prospectus supplement by reference from the Company's Current Report on Form 8-K dated September 16, 2019 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference.

INCORPORATION BY REFERENCE
We incorporate certain information into this prospectus supplement by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus supplement by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate into this prospectus supplement by reference each of the following documents listed below and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act so long as the registration statement of which this prospectus supplement is a part remains effective:
•	Annual Report on Form 10-K for the fiscal year ended June 29, 2019, filed with the SEC on August 16, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended September 28, 2019 and December 28, 2019, filed with the SEC on November 6, 2019 and February 5, 2020;
•
our Current Reports on Form 8-K, filed with the SEC on July 1, 2019, September 16, 2019, October 2, 2019, October 7, 2019, October 28, 2019, November 13, 2019, November 18, 2019, November 19, 2019, November 25, 2019, November 26, 2019 (Item 5.02 only), December 20, 2019, December 30, 2019 (Item 1.01 only) and December 31, 2019;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 8, 2019 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended June 29, 2019); and

•	A description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on October 1, 2015.
Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238; telephone: (804) 484-7700, Attention: Investor Relations. These filings may also be accessed on our website: www.pfgc.com.
The information incorporated by reference in this prospectus supplement is an important part of this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference in this prospectus supplement. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.pfgc.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus is a part.
This prospectus supplement and the accompanying prospectus do not contain all of the information in, or incorporated by reference in, our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. Additional information about us can be found in our registration statement (including amendments, exhibits, and schedules) on Form S-3 filed with the SEC. The SEC maintains a website (www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

Prospectus
Performance Food Group Company
Common Stock

We and/or any selling stockholders may offer and sell from time to time shares of our common stock, par value $0.01 per share (“common stock”).
Our registration of the shares of common stock covered by this prospectus does not mean that we or any selling stockholders will offer or sell any of the shares. Each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of those shares of our common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in or incorporated by reference into this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering.
We and/or the selling stockholders may sell the shares of our common stock covered by this prospectus on a continuous or delayed basis directly, to or through underwriters, to other purchasers and/or to or through agents at varying prices. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of our common stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us, any selling stockholders and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFGC.”
Investing in our common stock involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 18, 2019.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we and/or selling stockholders may, from time to time, sell common stock described in this prospectus in one or more offerings. Additionally, under the shelf registration process, each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement, and may also provide you with a free writing prospectus, that will contain more specific information about the offering by us or one or more selling stockholders. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation by Reference” and “Where You Can Find More Information.”
This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.
THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor any selling stockholders are offering to sell or seeking offers to buy shares of our common stock in any jurisdictions in which offers and sales are not permitted.
Neither the delivery of this prospectus or any prospectus supplement nor any sale made using this prospectus or any prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or any applicable prospectus supplement is correct as of any date after their respective dates. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.
Unless otherwise noted or the context otherwise requires, references to the “Company,” “we,” “our” or “us” refer to Performance Food Group Company and its consolidated subsidiaries. References to “fiscal year” are to the 52-week period ended June 29, 2019.

OUR COMPANY
We are one of the largest food distributors by revenue in the growing $299 billion U.S. foodservice distribution industry, which supplies the diverse $792 billion U.S. “food-away-from-home” industry. We market and distribute approximately 160,000 food and food-related products from approximately 83 distribution centers to over 170,000 customer locations across the United States. Our more than 18,000 employees serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, convenience stores, and theaters. We source our products from over 5,000 suppliers and serve as an important partner to our suppliers by providing them access to our broad customer base. In addition to the products we offer to our customers, we provide value-added services by allowing our customers to benefit from our industry knowledge, scale, and expertise in the areas of product selection and procurement, menu development, and operational strategy.
Our principal executive offices are located at 12500 West Creek Parkway, Richmond, Virginia 23238, and our telephone number is (804) 484-7700. We maintain a website at www.pfgc.com. The information contained on our websites or that can be accessed through our websites neither constitutes part of this prospectus nor is incorporated by reference herein.
RISK FACTORS
An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included and/or incorporated by reference in this prospectus or the applicable prospectus supplement or any free writing prospectus, including the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements” and described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains and/or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position , our business outlook, business trends and other information, and our proposed acquisition of Reinhart Foodservice, L.L.C. (“Reinhart”) (the “Proposed Reinhart Acquisition”) may be forward-looking statements. When used in, or incorporated by reference in, this prospectus or any applicable prospectus supplement, words such as “estimates,” “expects,” “contemplates,” “will,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus and any applicable prospectus supplement. Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties and factors:
•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to any future acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules, including related interpretations and determinations by tax authorities;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the following risks related to the Proposed Reinhart Acquisition:
•
the risk that U.S. federal antitrust clearance or other approvals required for the Proposed Reinhart Acquisition may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of our management’s time and our resources or otherwise have an adverse effect on us;

•
the possibility that certain conditions to the consummation of the Proposed Reinhart Acquisition will not be satisfied or completed on a timely basis and accordingly the Proposed Reinhart Acquisition may not be consummated on a timely basis or at all;

•	uncertainty as to the expected financial performance of the combined company following completion of the Proposed Reinhart Acquisition;
•	the possibility that the expected synergies and value creation from the Proposed Reinhart Acquisition will not be realized or will not be realized within the expected time period;
•
the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Proposed Reinhart Acquisition or that the integration of Reinhart will be more difficult or time consuming than expected;

•	a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
•	unexpected costs, charges or expenses resulting from the Proposed Reinhart Acquisition;
•	the inability to retain key personnel;
•
disruption from the announcement, pendency and/or completion of the Proposed Reinhart Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and

•	the risk that, following the Proposed Reinhart Acquisition, the combined company may not be able to effectively manage its expanded operations.
For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein, as well as our subsequent filings with the SEC also incorporated by reference herein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed in, or incorporated by reference in, this prospectus and any applicable prospect supplement. You should evaluate all forward-looking statements made in, or incorporated by reference in, this prospectus and any applicable prospectus supplement in the context of these risks and uncertainties.
We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements apply only as of the date they were made and are expressly qualified in their entirety by the cautionary statements relating thereto and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS
In the event we sell shares of our common stock, we will specify the use of proceeds in the applicable prospectus supplement. We will not receive any proceeds from the sale of any shares of common stock offered by any selling stockholder.

SELLING STOCKHOLDERS
Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference therein.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our capital stock. This description is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed on November 13, 2019 and the Annual Report on Form 10-K for the fiscal year ended June 29, 2019, respectively.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption, or conversion rights. The common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our outstanding common stock are fully paid and non-assessable. The rights, powers, preferences, and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that we may authorize and issue in the future.
Preferred Stock
Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). The authorized shares of preferred stock are available for issuance generally without further action by our stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers, including preferences and relative participations, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of that series, including:
•	the designation of the series;
•
the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;
•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
Delaware law permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will depend upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our Board of Directors may consider relevant.
We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness that we or our subsidiaries incur in the future.
Annual Stockholder Meetings
Our Bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws and Certain Provisions of Delaware Law
Our Certificate of Incorporation, our Bylaws, and Delaware law contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
Our Board of Directors may generally issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions, and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult, or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors. At the Company’s 2019 annual meeting of stockholders and thereafter, each director who is up for election will be elected to serve for a term of one year and will hold office until the annual meeting at which his or her term expires and until his or her successor is elected or qualified. At the Company’s 2021 annual meeting of stockholders and thereafter, the Board of Directors will no longer be classified. The classification of directors until the Company’s 2021 annual meeting of stockholders will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our Certificate of Incorporation and our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.
Business Combinations
We have opted out of Section 203 of the DGCL, which governs business combinations with interested stockholders; however, our Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2∕3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Removal of Directors; Vacancies
Until the completion of the Company’s 2021 annual meeting of stockholders, after which the directors will not be divided into separate classes and all directors will be elected to serve for a term of one year, directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only by a vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of our stock entitled to vote, voting together as a single class. Following the completion of the Company’s 2021 annual meeting of stockholders, when directors will not be divided into separate classes and all directors will be elected to serve for a term of one year, directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of our stock entitled to vote, voting as a single class.
In addition, our Certificate of Incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless a corporation’s certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Special Stockholder Meetings
Our Certificate of Incorporation provides that special meetings of our stockholders may be called (1) at any time by or at the direction of the Board of Directors or the chair of the Board of Directors or (2) from time to time by the stockholders as may be permitted by our Bylaws. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Our Certificate of Incorporation precludes stockholder action by written consent.
Exclusive Forum
Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or stockholder of the Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws, or (iv) action asserting a claim against the Company or any director, officer or stockholder of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement, and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on the NYSE under the symbol “PFGC.”

PLAN OF DISTRIBUTION
We and/or the selling stockholders may offer and sell all or a portion of the shares of common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:
•	to or through underwriters, brokers or dealers (acting as agent or principal);
•	in the over-the-counter market or on any national securities exchange on which our common stock is listed or traded;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;
•	in privately negotiated transactions;
•	in a block trade in which a broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise; or
•	directly to one or more purchasers, including through a specific bidding or auction process or otherwise.
We and/or the selling stockholders may sell the common stock at a fixed price or prices that may be changed from time to time, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the common stock from time to time will be determined by each of us and/or the selling stockholders and, at the time of such determination, may be higher or lower than the market price of our common stock on the NYSE. If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.
The common stock may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We and/or the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us and/or the selling stockholders. We and/or the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us and/or the selling stockholders or from purchasers of the common stock for whom they may act as agents. In addition, underwriters may sell the common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any selling stockholders and any underwriters, dealers or agents participating in a distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the common stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
Underwriters, dealers or any other third parties described above may offer and sell the offered shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares), unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.
Offered shares may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us or the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotments or short sales of the securities, stabilizing transactions, syndicate covering transactions and penalty bids.
Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.
We and/or any selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.
At any time a particular offer of the shares of our common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be filed setting forth:
•	the identity of the seller, including the name of any selling stockholder;
•	the number of shares of common stock being offered;
•	the terms of the offering;
•	the names of the participating underwriters, broker-dealers or agents;
•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers;
•	the public offering price;
•	other material terms of the offering.
Any selling stockholder is subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the common stock offered in this prospectus by such selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of such selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities for the common stock being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities for the common stock.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, a selling stockholder may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.
Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation. If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS
The consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries as of June 29, 2019 and June 30, 2018, and for the fiscal years ended June 29, 2019, June 30, 2018, and July 1, 2017, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings, L.L.C. and Lone Oak Realty LLC) as of and for the years ended December 31, 2018 and 2017, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated September 16, 2019 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference. Such combined financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE
We incorporate certain information into this prospectus by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate into this prospectus by reference each of the following documents listed below and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act so long as the registration statement of which this prospectus is a part remains effective:
•	Annual Report on Form 10-K for the fiscal year ended June 29, 2019, filed with the SEC on August 16, 2019;
•	Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2019, filed with the SEC on November 6, 2019;
•	Current Reports on Form 8-K, filed with the SEC on July 1, 2019, September 16, 2019, October 2, 2019, October 2, 2019, October 7, 2019, October 28, 2019, November 13, 2019 and November 18, 2019;
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2019 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended June 29, 2019); and
•	A description of our capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on October 1, 2015.
Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238; telephone: (804) 484-7700, Attention: Investor Relations. These filings may also be accessed on our website: www.pfgc.com.
The information incorporated by reference in this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.
We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.pfgc.com. Except as set forth in the “Incorporation by Reference” section of this prospectus or in the applicable prospectus supplement, the information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.